Exhibit 99.1

NEWS RELEASE Dayton, OH October 21, 2005

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, OCTOBER 21, 2005

MTC TECHNOLOGIES, INC. SETS QUARTERLY RECORDS FOR

REVENUES AND OPERATING INCOME

QUARTERLY REVENUES EXCEED $100 Million FOR FIRST TIME

ON THE HEELS OF 21% ORGANIC REVENUE GROWTH

DAYTON, OH, October 21 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of system engineering, technical and management services to the federal government, today reported results for the quarter ended September 30, 2005.

Quarterly Financial Highlights (3rd quarter ‘05 compared to 3rd quarter ‘04):

•	Revenues increased 36.7% to $101.2 million, an increase of $27.2 million

•	Organic revenue growth was approximately 21% for the 3rd quarter of 2005

•	Gross profit increased 30.7% to $15.7 million, an increase of $3.7 million

•	Operating income increased 28.5% to $9.9 million, an increase of $2.2 million

•	Net income increased 17.6% to $5.6 million, an increase of $0.8 million

•	EBITDA increased 34.1% to $11.8 million, an increase of $3.0 million

•	Diluted earnings per share were $0.35 for the third quarter of 2005 compared to diluted earnings per share of $0.30 for the third quarter of 2004, an 16.7% increase.

•	Cash flow from operating activities was $15.7 million, an increase of $8.0 million

•	Funded backlog was approximately $261 million at September 30, 2005 versus $212 million at September 30, 2004

Raj Soin, Founder and Chairman of the Board, noted “I want to commend our leadership team on our first $100 million quarter. This important milestone was also accompanied by some terrific results for new contract wins, made possible by a win rate that exceeded 60%. I believe that will help set the stage for continued strong organic growth.”

Record 3rd Quarter Results:

Record revenues of $101.2 million for the quarter ended September 30, 2005, reflected a 36.7% increase over the $74.0 million recorded in the same period of 2004. Revenue from businesses acquired in the prior twelve months accounted for $11.8 million, or 16% of the increase in revenue. Organic revenue growth was also strong, representing approximately $15.4 million or 21% of the increase in revenue. The strong organic growth was fueled by the Systems Support Division, whose revenue is primarily from the Flexible Acquisition and Sustainment Tool (FAST) contract. The FAST contract revenues were $12.3 million higher in the third quarter of 2005 compared to the third quarter of 2004, reflecting variations in customer delivery requirements.

Gross profit of $15.7 million for the quarter ended September 30, 2005, increased 30.7% or $3.7 million over the $12.0 million recorded in the same period of 2004. Gross profit as a percentage of revenue decreased to 15.5% from 16.2% in the same period of 2004. This decrease as a percentage of revenue reflects variation in business mix.

Operating income for the quarter ended September 30, 2005 increased 28.5% to $9.9 million, compared to $7.7 million recorded in the quarter ended September 30, 2004. The increase primarily reflects the increased gross profit, partially offset by higher general and administrative expenses and acquisition-related intangible asset amortization.

Net income for the quarter ended September 30, 2005 was $5.6 million, a 17.6% increase over third quarter 2004 net income of $4.7 million. This increase primarily reflects the increased operating income, partially offset by the net interest expense recognized during the third quarter of 2005. EBITDA of $11.8 million was 11.6% of revenue for the quarter ended September 30, 2005, which was a 34.1% increase in EBITDA dollars over the $8.8 million, or 11.9% of revenue, reported in the same period of 2004. Fully diluted earnings per share for the third quarter of 2005 were $0.35 compared to fully diluted earnings per share of $0.30 for the third quarter of 2004.

Year-to-date September 30, 2005 Highlights:

Revenues for the nine months ended September 30, 2005 increased 40.5% to $276.2 million, an increase of $79.6 million over revenue of $196.6 million from the same period in 2004. Organic growth of approximately 17% amounted to $32.8 million of the $79.6 million increase in revenues. Gross profit for the nine months ended September 30, 2005 increased 41.7% to $44.2 million, an increase of $13.0 million over the same period in 2004. Gross profit as a percentage of revenue increased to 16.0% from 15.9% in the same period of 2004, primarily attributable to the acquisitions made in first quarter of 2005 and changes in business mix. Operating income of $28.1 million for the nine months ended September 30, 2005 increased 36.8% from the operating income of $20.5 million recorded during the same period in 2004.

Net income for the nine months ended September 30, 2005 was $15.9 million, a $3.2 million increase over net income of $12.7 million for the same period in 2004. Fully diluted earnings per share for the nine months ended September 30, 2005 were $1.00 compared to fully diluted earnings per share of $0.83 for the nine months ended September 30, 2004.

Cash flow from operations for the nine months ended September 30, 2005 was a robust $30.1 million as Days Sales Outstanding of Accounts Receivables were reduced from 89 days at December 31, 2004 to 67 days at September 30, 2005.

David Gutridge, Chief Executive Officer of MTC noted, “I want to congratulate our leadership team on a superb record quarter with strong EBITDA and cash flow. We have been expecting a strong 2nd half showing by our System Support Division, and they really delivered. Their increases more than offset the continued delays in our German reconstitution contract and significantly contributed to our strong quarterly organic growth of 21%.”

Company Guidance:

The Company provided guidance for the balance of 2005. Mike Gearhardt, Senior Vice President and Chief Financial Officer of MTC stated that, “The organic growth for the first three quarters was approximately 17% and achieving the midpoint of our fourth quarter revenue guidance will result in organic revenue growth for the full year in excess of 20%. This is outstanding performance and a tribute to the skill and dedication of our people.” Gearhardt further stated, “Given the Company expects to complete an acquisition within the next month and is quantifying the impact of recent contract wins we will defer issuing our 2006 guidance for 30-45 days.

The table below summarizes the guidance ranges for the fourth quarter of 2005 and full year 2005.

    All amounts except earnings per share in thousands

	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Fourth Quarter 2005	$108,700-$114,000	$5,050 - $6,400	$0.32 - $0.41 – Basic $0.32 - $0.40 – Diluted	15,775 15,850

Full Year 2005	$384,900 - $390,200	$20,900 - $22,300	$1.33 - $1.42 – Basic $1.32 - $1.41 – Diluted	15,750 15,850

3rd Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its third quarter 2005 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the federal government. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, by Washington Technology as 59th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company,” MTC employs approximately 2,700 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Manufacturing Technology, Inc. and OnBoard Software, Inc. are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Manufacturing Technology, Inc. and OnBoard Software, Inc.; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	September 30, 2005	December 31, 2004
Current assets	$107,663	$114,697
Current liabilities	59,908	43,729
Working capital	47,755	70,968
Cash	12,364	31,015
Accounts receivable	75,588	72,541
Total bank debt	58,500	—
Stockholders’ equity	165,998	147,161
Total assets	281,148	193,811

Days Sales Outstanding (DSO’s) in accounts receivable at September 30, 2005, December 31, 2004 and September 30, 2004 were 67, 89 and 84 days, respectively. The DSOs at September 30, 2005 include OnBoard and MTI. Excluding OnBoard Software, Inc. and Manufacturing Technology, Inc., MTC’s DSOs at September 30, 2005 would have been 74 days. MTC’s DSOs at September 30, 2005 were positively impacted by increased deliveries under fixed price contracts, resulting in the ability to bill and collect in a shorter time frame than for cost-plus and time and material contracts. Fourth quarter 2005 DSOs are anticipated to return to past levels of 75 to 80 days.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended September 30, 2005	Three months ended September 30, 2004	Nine months ended September 30, 2005	Nine months ended September 30, 2004
Net income	$5,565	$4,734	$15,863	$12,696
Income tax expense	3,648	3,110	10,400	8,241
Net interest expense (income)	707	(123)	1,817	(410)
Depreciation and amortization	1,865	1,071	5,235	2,236

EBITDA	$11,785	$8,792	$33,315	$22,763

EBITDA is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more comparable indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue	$101,210	$74,046	$276,177	$196,593
Gross profit	15,682	11,995	44,158	31,161
General and administrative expenses	4,390	3,430	12,276	8,934
Intangible asset amortization	1,372	844	3,802	1,700
Operating income	9,920	7,721	28,080	20,527
Net interest (expense) income	(707)	123	(1,817)	410
Income before income tax expense	9,213	7,844	26,263	20,937
Income tax expense	3,648	3,110	10,400	8,241
Net income	5,565	4,734	15,863	12,696

Earnings per share:
Basic	$0.35	$0.30	$1.01	$0.84
Diluted	$0.35	$0.30	$1.00	$0.83

Weighted average common shares outstanding:
Basic	15,759,348	15,604,975	15,739,232	15,190,434
Diluted	15,823,582	15,640,427	15,800,713	15,229,957

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.